Exhibit 10.3

Amendment to Employment Agreement

This Amendment to Employment Agreement (“Amendment”) is entered into by and between ArQule, Inc., a Delaware corporation (the “Company”) with its principal offices at 19 Presidential Way, Woburn, Massachusetts 01801, and Stephen A. Hill, M.D. (“Executive”) whose current principal residential address is 26 Dole Hill Lane, Boxford, MA 01921. The purpose of this Amendment is to amend the Employment Agreement dated as of January 1, 2004 between the Company and Executive (the “Agreement”). This Amendment shall be effective as of [date].

WHEREAS, the Company desires to continue to employ and retain Executive in a senior executive capacity and to enter into this Amendment embodying certain changes to the terms of such employment from that which was set forth in the Agreement;

WHEREAS, Executive desires to accept such continued employment and enter into such Amendment;

NOW THEREFORE, in consideration of the promises, and the mutual covenants and agreements contained herein and in the Agreement, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

14.                                 Definitions. All capitalized terms not specifically defined in this Amendment shall have the same meaning herein as in the Agreement (including as in any plans or other documents incorporated by reference into the Agreement).

15.                                 Stock Options. Over the course of his employment with the Company, Executive has been granted certain stock options (“Options”), as set forth in the attached Exhibit A, to purchase shares of the Company’s Common Stock pursuant to the Company’s Amended and Restated 1994 Equity Incentive Plan (the “Plan”). Subject to appropriate approvals by the Company’s Board of Directors, the terms and conditions of Executive’s Options shall be modified as follows:

a.                                       Continued vesting of Options in the event of a termination other than for Cause. Notwithstanding anything in the Plan, the Agreement or any other agreement concerning any of the Options to the contrary, in the event that Executive’s employment with the Company is terminated (including by Executive) for any reason other than Cause, all of Executive’s Options, to the extent unvested as of the Termination Date, shall continue to vest according to the schedule set forth in each separate Option grant, without regard to Executive’s employment status, and any agreement or terms and conditions with respect to such Options shall be amended accordingly.

b.                                      Extension of period to exercise Options in the event of a termination other than for Cause. Notwithstanding anything in the Plan, the Agreement or any other agreement concerning any of the Options to the contrary, in the event that

Executive’s employment with the Company is terminated (including by Executive) for any reason other than Cause, each Option shall remain fully exercisable until the sooner of (i) the tenth anniversary of the date of grant of that Option; or (ii) June 30, 2011. Any agreement or terms and conditions with respect to such Options shall be amended accordingly. The Company and Executive hereby acknowledge and agree that, to the extent any of the Options were granted as incentive stock options (“ISOs”) within the meaning of the Internal Revenue Code, the extension of time for Executive to exercise the Options as provided in this Section will be treated as a modification of such Options for ISO purposes. It is expressly agreed that, except as expressly provided in this Amendment, Executive has three months from the Termination Date to exercise the Options.

16.                                 Notice of termination without Cause. Notwithstanding anything in the Agreement to the contrary, and except as expressly provided below, the Company may terminate Executive’s employment at any time without Cause pursuant to Section 5.1.1 of the Agreement only upon not less than 52 weeks prior written notice from the Company to Executive (the “Notice Period”), provided that the Company shall retain its rights to terminate Executive’s employment for Cause during the Notice Period. In addition, Executive shall not be entitled to the Severance Package in the event of a termination without Cause. However, during the Notice Period, Executive shall continue to receive his regular Base Salary and shall remain eligible to receive a discretionary annual cash bonus based on a target amount (either as a percentage or a fixed dollar amount) established by the Board and based on Company performance. Bonus compensation awarded to Executive during the Notice Period, if any, shall be at the Board’s sole discretion. In addition, Executive shall continue to be eligible to receive benefits as set forth in Section 4.3 of the Agreement, subject to the terms and conditions of the applicable benefit plans and policies, during the Notice Period. Executive shall not be required to report to work on a regular basis during the Notice Period, but shall be required to be available for activities on behalf of the Company upon request from, and at the discretion of, the Board. The payments and benefits to be provided to Executive during the Notice Period pursuant to this Section shall cease in the event Executive obtains other employment or consulting work. Notwithstanding anything in this Section to the contrary, in the event the Company terminates Executive’s employment without Cause at any time within one (1) year following the latest possible date of a Change in Control, as that term is defined in the Agreement, the terms of this Section shall not apply, but rather any such termination shall be governed by Sections 5.1.1 and 5.1.3 of the Agreement. For purposes of clarity, in the event that the latest possible date of a Change of Control, as that term is defined in the Agreement, occurs during the Notice Period and Executive has not secured new employment or consulting work prior to the last possible date of the Change in Control, then the provisions of Sections 5.1.1 and 5.1.3 of the Agreement shall apply (Executive’s Termination Date shall be deemed to be 14 days after the latest possible date of the Change in Control)  and the provisions of this Section shall not apply; however, in the event that the latest possible date of a Change of Control occurs during the Notice Period and Executive already has accepted new employment or consulting work prior to the last possible date of the Change in Control, then Sections 5.1.1 and 5.1.3 of the Agreement shall not apply, and Executive shall receive only the payments and benefits provided for in this Section.

17.                                 Non-Competition.

a.                                       For purposes of this Section 4, “Competitive Activity” shall mean engaging or planning to engage in any business or enterprise concerning E2F1 Checkpoint Activation, Kinase Inhibitors and/or c-MET Inhibitors, whether as an owner, member, manager, partner, officer, employee, director, investor, lender, consultant, independent contractor or otherwise (except as the holder of not more than 1% percent of the combined voting power of the outstanding stock of a publicly held company), provided that, except as set forth in the last sentence of this Section 4(a), it shall not be a violation of this Section for Executive to accept employment with any entity which engages in a business or enterprise concerning E2F1 Checkpoint Activation, Kinase Inhibitors and/or c-MET Inhibitors if at least one level of executive management exists within such entity between Executive and any E2F1 Checkpoint Activation, Kinase Inhibitors and/or c-MET Inhibitors program and/or line of business. For purposes of this Section, Executive shall be deemed to be engaging in Competitive Activity as of the date that Executive accepts employment or consulting engagement with any other person or entity, regardless of when Executive actually begins providing services under such employment or consulting engagement. Notwithstanding anything in this Amendment to the contrary, Executive shall be deemed to be engaging in Competitive Activity in the event he accepts employment and/or consulting work with any of the following entities:  Exelixis, Aveo, Supergen, Methylgene or SGX.

b.                                      If at any time within one (1) year following the Termination Date Executive engages or prepares to engage in any Competitive Activity, then Executive acknowledges and agrees that such action would cause irreparable damage to the Company and that, in the event of such action, the Company shall be entitled, in addition to the remedies listed below and any other remedies available to the Company under this Amendment, the Agreement or at law, to equitable relief, including injunctive relief, and to payment by Executive of all costs incurred by the Company in enforcing the provisions of this Amendment, including reasonable attorneys fees.

c.                                       If at any time Executive engages or prepares to engage in any Competitive Activity, or if Executive materially breaches Section 6 of the Agreement or Section 1 of the Employee Non-Disclosure and Inventions Agreement at any time, then, notwithstanding any provision of this Amendment to the contrary, and in addition any other remedies available to the Company under this Amendment, the Agreement or at law, all unvested Options shall lapse and shall not vest further and Executive shall have the shorter of (i) ninety (90) days from the date of first engaging in Competitive Activity or (ii) the remaining term of the applicable Option, to exercise any vested portion(s) of the Options. Executive shall provide written notice to the Company as provided in Section 8 of the Agreement that he is engaging in Competitive Activity within one business day of first engaging in Competitive Activity. In the event Executive fails to provide timely notice, Executive shall be required to repay the Company for any and all net, after-tax gains realized from the sale of any Options that either would not have vested or would have not been exercisable as of the date Executive exercises the Options had Executive provided timely notice, and Executive shall pay all costs incurred by the Company in enforcing the provisions of this Amendment, including reasonable attorneys fees.

d.                                      Executive acknowledges that the restrictions contained in this Section are necessary for the protection of the business and goodwill of the Company and are reasonable for such purpose.

e.                                       The terms of this Section shall not limit, and shall not in any way affect, Executive’s obligations concerning the non-use and non-disclosure of the Company’s Confidential Information, including those set forth in the Agreement and in the Employee Non-Disclosure and Inventions Agreement.

18.                                 Employee Non-Disclosure and Inventions Agreement. As an express condition of the benefits to be provided under this Agreement, Executive agrees to execute and be bound by the Employee Non-Disclosure and Inventions Agreement attached hereto as Exhibit B.

19.                                 409A Compliance. The provisions of Section 2 of this Amendment will be implemented as to comply with Section 409A of the Internal Revenue Code regarding deferred compensation, such that the eventual exercise of any Option will not be deemed to represent deferred compensation under Section 409A. Notwithstanding anything in the Agreement to the contrary, to the extent Executive is a “Specified Employee” as defined in Section 409A(a)(2)(B) of the Internal Revenue Code on the Termination Date, and in the event that Executive is entitled to payment of the Severance Package upon termination of employment, payment of the Severance Package shall be delayed for six months from the Termination Date or, if earlier, the death of Executive.

20.                                 Cause. Executive acknowledges that a breach of the provisions of Section 4 and/or Section 5 of this Agreement shall constitute Cause to terminate his employment with the Company pursuant to Section 5.2 of the Agreement.

21.                                 No Advice. Executive represents and warrants that the Company has provided him no advice as to this Amendment and/or the Agreement, including but not limited to the tax implications of the Amendment and/or the Agreement. Executive has been advised to consult his own counsel and/or personal tax advisor.

22.                                 Waivers and Further Agreements. Any waiver of any terms or conditions of this Amendment shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; provided, however, that no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the Party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. Each of the Parties agrees to execute all such further instruments and documents and to take all such further action as the other Party may reasonably require in order to effectuate the terms and purposes of this Amendment.

23.                                 Amendments. This Amendment may not be amended, nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by both Parties.

24.                                 Severability. In the event that any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and all other provisions shall remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

25.                                 Counterparts. This Amendment maybe executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26.                                 Section Headings. The headings contained in this Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.

27.                                 Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the Commonwealth of Massachusetts.

28.                                 Entire Understanding. This Amendment, including its Exhibits, constitutes the entire understanding and agreement between the Parties regarding the subject matter hereof and supersedes all prior agreements, written or oral, with respect to the subject matter hereof, except that, other than as explicitly modified by the terms of this Amendment, the Agreement shall remain in full force and effect in accordance with its provisions. This Amendment shall be incorporated into the Agreement as an additional provision thereto.

IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Amendment as of the date set forth above.

ARQULE, INC.		EXECUTIVE

By:	/s/ Patrick J. Zenner	By:	/s/ Stephen A. Hill
Name:	Patrick J. Zenner	Name:	Stephen A. Hill
Title:	Chair, Compensation Committee	Title:	President and Chief Executive
Board of Directors			Officer

Exhibit B

EMPLOYEE NON-DISCLOSURE AND INVENTIONS AGREEMENT

In consideration of the benefits to be provided to me by ArQule, Inc., a Delaware corporation, and its successors, subsidiaries, and affiliates (collectively, the “Company”), and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I agree as follows:

1.             Confidential Information and Proprietary Materials

I understand that the Company continually obtains and develops valuable proprietary and confidential information concerning its business, business relationships, and financial affairs (as further defined below, the “Confidential Information”) and valuable Proprietary Materials (as defined below) which may become known to me in connection with my employment.

I acknowledge that all Proprietary Materials and all Confidential Information are and shall remain the exclusive property of the Company or of the third party providing such Proprietary Materials or Confidential Information to me or the Company. By way of illustration, but not limitation, Confidential Information may include Inventions (as defined below), trade secrets, technical information, know-how, research and development activities of the Company, product and marketing plans, customer and supplier information, and information disclosed to the Company or to me by third parties of a proprietary or confidential nature or under an obligation of confidence. Confidential Information is contained in various media, including without limitation, patent applications, computer programs in object and/or source code, flow charts and other program documentation, manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer information, internal financial data, and other documents and records of the Company, whether or not in writing and whether or not labeled or identified as confidential or proprietary. As used in this Agreement “Proprietary Materials” shall include, without limitation: any and all reagents, substances, chemical compounds, subcellular constituents, cells or cell lines, organisms and progeny, and mutants, as well as any and all derivatives or replications derived from or relating to such materials.

I agree that I shall not, during the term of my employment and thereafter, publish, disclose, or otherwise make available to any third party, other than employees of the Company, any Confidential Information or Proprietary Materials except as expressly authorized in writing by the Company. I agree that I shall use such Confidential Information and Proprietary Materials only in the performance of my duties for the Company and in accordance with any Company policies regarding the protection of Confidential Information and Proprietary Materials. I agree not to use such Confidential Information or Proprietary Materials for my own benefit or for the benefit of any person or business entity other than the Company.

I agree to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information and Proprietary Materials in my possession. I further agree not to remove any Proprietary Materials or materials containing Confidential Information from the Company’s premises except to the extent necessary to my employment. Upon the termination of my employment, or at any time upon the Company’s request, I shall return immediately to the Company any and all Proprietary Materials and any materials containing any Confidential Information then in my possession or under my control.

Confidential Information shall not include information that (a) is or becomes generally known within the Company’s industry through no fault of mine; (b) was known to me at the time it was disclosed as evidenced by my written records at the time of disclosure; or (c) is lawfully and in good faith made available to me by a third party who did not derive it from the Company and who imposes no obligation of confidence on me.

2.                                     Assignment of Inventions

I agree promptly to disclose to the Company any and all ideas, concepts, discoveries, inventions, developments, original works of authorship, software programs, software and systems documentation, trade secrets, technical data, know-how, and Proprietary Materials that relate, directly or indirectly, to the business of the Company or that arise out of my employment with the Company and that are conceived, devised, invented, developed, or reduced to practice or tangible medium by me, under my direction, or jointly by me and others during any period that I am employed or engaged by the Company, whether or not during normal working hours or on the premises of the Company (“Inventions”).

I hereby assign to the Company all of my right, title, and interest to the Inventions and any and all related patent rights, copyrights, and applications and registrations for such patent rights and copyrights. During and after my employment, I shall cooperate with the Company, at the Company’s expense, in obtaining proprietary protection for the Inventions and I shall execute all documents that the Company shall reasonably request in order to perfect the Company’s rights in the Inventions. I hereby appoint the Company my attorney to execute and deliver any such documents on my behalf in the event I should fail or refuse to do so within a reasonable period of time following the Company’s request. I understand that, to the extent this Agreement shall be construed in accordance with the laws of any state that limits the assignability to the Company of certain employee inventions, this Agreement shall be interpreted not to apply to any such invention that a court rules or the Company agrees is subject to such state limitation.

I further represent that the attached Schedule A contains a complete list of all inventions made, conceived, or first reduced to practice by me, under my direction, or jointly by me and others prior to my employment with the Company (“Prior Inventions”) and that are not assigned to the Company under the terms of this Agreement. If there are no Prior Inventions listed in Schedule A, I represent that there are no such Prior Inventions.

3.                                       Miscellaneous

This Agreement may be assigned by the Company to (a) any entity controlled by, controlling or under common control with the Company or (b) to any successor of its business to which this Agreement relates (whether by purchase, merger, consolidation or otherwise). I may not assign or transfer any of my rights or obligations under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and other legal representatives, including, to the extent permitted by the terms of this Agreement, their assignees.

This Agreement supersedes all prior agreements, written or oral, with respect to the subject matter of this Agreement. This Agreement may be changed only by a written instrument signed by both parties.

In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law. I agree that should I violate any obligation imposed on me in this Agreement, I shall continue to be bound by the obligation until a period equal to the term of such obligation has expired without violation of such obligation.

No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

I acknowledge that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are reasonable for such purpose. I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach, the Company shall be entitled, in addition to monetary damages and to any other remedies available to the Company under this Agreement and at law, to equitable relief, including injunctive relief, and to payment by myself of all costs incurred by the Company in enforcing the provisions of this Agreement, including reasonable attorneys fees.

This Agreement shall be construed as a sealed instrument and shall in all events and for all purposes be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction. Any action, suit, or other legal proceeding I may commence in order to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and I hereby consent to the jurisdiction of such court with respect to any action, suit, or proceeding commenced in such court by the Company.

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I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND I UNDERSTAND, AND AGREE TO, EACH OF SUCH PROVISIONS.

Date	Signature of Employee

Print Name

Acknowledged and agreed to by:

ARQULE, INC.

Anthony S. Messina
Vice President, Human Development